Exhibit 99.(d)(v)

Addendum to Management Agreement between

Lord, Abbett & Co. LLC

and

Lord Abbett Trust I

Dated: January 24, 2023 (the “Addendum”)

Effective January 24, 2023, Lord, Abbett & Co. LLC (“Lord Abbett”) and Lord Abbett Trust I, on behalf of the Lord Abbett Investment Grade Floating Rate Fund (referred to in this Addendum as the “Fund”), do hereby agree that the annual management fee rate for the Fund with respect to paragraph 2 of the Agreement shall be as follows:

0.25% on the first $1 billion of average daily net assets;

0.22% on the next $1 billion of average daily net assets; and

0.21% on average daily net assets over $2 billion.

For purposes of Section 15(a) of the Investment Company Act of 1940, as amended, this Addendum and the Agreement shall together constitute the investment advisory contract of the Fund.

Lord Abbett Trust I

By:	/s/Lawrence B. Stoller
Lawrence B. Stoller Vice President and Secretary

Lord, Abbett & Co. LLC

By:	/s/Lawrence B. Stoller
Lawrence B. Stoller Member and General Counsel